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                                                                     Exhibit 5.3

                        [Debevoise & Plimpton Letterhead]



May 30, 2003


The Hartford Financial Services Group, Inc.
Hartford Plaza
Hartford, Connecticut  06115

Ladies and Gentlemen:

      This opinion is furnished to you in connection with the Registration Statements on Form S-3 (File Nos. 333-103915 and 333-105392) (together, the "Registration Statements") and the Prospectus Supplement, dated May 19, 2003 (the "Prospectus Supplement"), of The Hartford Financial Services Group, Inc., a Delaware corporation (the "Company"), filed with the Securities and Exchange Commission (the "Commission"), relating to the issuance and sale by the Company of 13,800,000 7.00% Normal Units (the "Normal Units") of the Company. Each Normal Unit consists of (x) a contract (each, a "Purchase Contract" and, collectively, the "Purchase Contracts") to purchase shares of common stock, par value $.01 per share (the "Common Stock") of the Company and (y), initially, a 1/20, or 5%, ownership interest in $1,000 principal amount of the Company's 2.56% Senior Notes due August 16, 2008 ( the "Senior Notes") issued pursuant to the Senior Indenture, dated as of October 20, 1995 between the Company and JPMorgan Chase Bank (formerly The Chase Manhattan Bank (National Association)) as trustee (in such capacity, the "Trustee"), as supplemented by Supplemental Indenture No. 1, dated as of December 27, 2000, Supplemental Indenture No. 2, dated September 13, 2002, and Supplemental Indenture No. 3, dated May 23, 2003 (as so supplemented, the "Indenture"). The Normal Units were issued pursuant to the Purchase Contract Agreement, dated May 19, 2003 (the "Purchase Agreement"), between the Company and JPMorgan Chase Bank, as purchase contract agent (in such capacity, the "Purchase Contract Agent"). We refer herein to the Normal Units, the Indenture and the Purchase Agreement collectively as the "Transaction Documents."

      In so acting, we have examined and relied upon the originals or certified, conformed or reproduction copies of such agreements, instruments, documents, records and certificates of the Company, such certificates of public officials and such other documents, and have made such investigations of law, as we have deemed necessary or
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appropriate for the purposes of the opinions expressed below. In all such examinations, we have assumed without independent investigation or inquiry the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of officers of the Company delivered to us and certificates and other statements or information of or from public officials and officers and representatives of the Company.

      In rendering the opinions expressed below, we have assumed without independent investigation or inquiry that (a) each of the parties to the Transaction Documents (other than the Company) has the power and authority to execute and deliver, and to perform its obligations under, each of the Transaction Documents to which it is a party, (b) each of the Transaction Documents has been duly authorized, executed and delivered by each of the parties thereto (other than the Company) and is the valid and binding obligation of such party enforceable against such party in accordance with its terms, (c) the Normal Units have been duly authenticated by the Purchase Contract Agent in the manner provided in the Purchase Agreement and (d) the Senior Notes have been duly authenticated by the Trustee in the manner provided in the Indenture.

      Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

      1. The Normal Units, the Purchase Contracts and the Senior Notes have been validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

      2. The shares of Common Stock to be issued and sold by the Company pursuant to the Purchase Contracts have been duly authorized and, when issued and delivered against payment therefor in accordance with the provisions of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

      Our opinion in paragraph 1 is subject to the effects of (1) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws now or hereafter in effect affecting creditors' rights generally, (2) general principles of equity (regardless of whether enforceability is considered in a proceeding in law or equity) and (3) an implied covenant of good faith, reasonableness and fair dealing, and standards of materiality, and we express no opinion as to the priority status under the Bankruptcy Code (11 U.S.C. Sections 101 - 1330, as amended) of the Senior Notes.

      The opinions expressed herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, including the applicable

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provisions of the Delaware Constitution and the reported cases interpreting those laws, as currently in effect, and we do not express any opinion herein concerning any other laws.

      We hereby consent to the filing of this opinion as an exhibit to the Company's Form 8-K filed on May 30, 2003, incorporated by reference in the Registration Statements, and to the reference to our firm under the caption "Validity of the Equity Units" in the Prospectus Supplement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                                        Very truly yours,


                                                        /s/ Debevoise & Plimpton

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